June 5, 2018

PolarityTE Announces Pricing of Public Follow-on Offering of Common Stock

SALT LAKE CITY, UT – June 5, 2018 – PolarityTE, Inc. (Nasdaq: COOL), a commercial-stage biotechnology and regenerative biomaterials company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products for the fields of medicine, biomedical engineering and material sciences, today announced that the pricing of an underwritten public follow-on offering of approximately $55 million of shares of its common stock. PolarityTE has granted the underwriters for the offering a 30-day option to purchase up to approximately $ 8.2 million of additional shares of its common stock at the same price. The offering is expected to close on or about June 7, 2018, subject to satisfaction of customary closing conditions.

Cantor Fitzgerald & Co. is acting as the sole book-running manager for the offering. The underwriter may offer the shares from time to time for sale in one or more transactions on The NASDAQ Capital Market, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. On June 4, 2018, the last sale price of the shares as reported on The NASDAQ Capital Market was $27.82 per share.

Gross proceeds of the offering, before estimated offering expenses payable by the company, are expected to be approximately $55 million. PolarityTE intends to use the net proceeds from the offering for research and development of its products and product candidates, efforts toward commercialization and required registration or approval of its products and product candidates with applicable regulatory authorities and general corporate purposes.

The securities described above are being offered by PolarityTE pursuant to a registration statement (File No. 333-219202) which has been filed with and declared effective by the Securities and Exchange Commission (SEC). A preliminary prospectus supplement and accompanying prospectus relating to this offering has been filed with the SEC. When available, copies of the preliminary prospectus supplement and the accompanying prospectus relating to this offering may be obtained from Cantor Fitzgerald & Co., Attn: Capital Markets, 499 Park Avenue, 6th Floor, New York, NY 10022 or by e-mail at prospectus@cantor.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About PolarityTE, Inc.

PolarityTE is a commercial-stage biotechnology and regenerative medicine company focused on transforming the lives of patients by discovering, designing and developing a range of regenerative tissue products and biomaterials for the fields of medicine, biomedical engineering and material sciences. The PolarityTE platform technology begins with a small piece of the patient’s own, or autologous, healthy tissue, rather than artificially manipulated individual cells. From this small piece of healthy autologous tissue, the company creates an easily deployable, dynamic and self-propagating product designed to enhance and stimulate the patient’s own cells to regenerate the target tissues. Rather than manufacturing with synthetic and foreign materials within artificially engineered environments, PolarityTE manufactures with the patient’s own tissue and uses the patient’s own body to support the regenerative process to create the same tissue from which it was derived. PolarityTE’s innovative method is intended to promote and accelerate growth of the patient’s tissues to undergo a form of effective regenerative healing.

Safe Harbor

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on PolarityTE’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks arising from: whether or not PolarityTE. will be able to raise capital through this offering or consummate this offering, the final terms of the offering, the satisfaction of customary closing conditions, prevailing market conditions, the anticipated use of proceeds from the offering, the impact of general economic industry or political conditions in the United States or globally, and other factors described in the Company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the Securities and Exchange Commission. The Company has based these forward-looking statements on its current expectations and assumptions about future events. While management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory, and other risks, contingencies, and uncertainties, most of which are difficult to predict and many of which are beyond the Company’s control. The Company does not assume any obligations to update any of these forward-looking statements.

CONTACT

John Stetson

InvestorRelations@PolarityTE.com

(385) 237-2365

Investors:

Rich Haerle
ir@PolarityTE.com
(385) 237-2365

Hans Vitzthum LifeSci

Advisors, LLC 617-

535-7743

Hans@LifeSciAdvisors.com